Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Kyndryl Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	17,000,000	(3)	$12.97	(2)	$220,490,000	$110.20 per $1,000,000	$24,298.00
Total Offering Amounts							$220,490,000		$24,298.00
Total Fee Offsets									—
Net Fee Due									$24,298.00

(1)	Covers common stock, par value $0.01 per share, of Kyndryl Holdings, Inc. (“Common Stock”) under the Amended and Restated Kyndryl 2021 Long-Term Performance Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of Common Stock as reported by the New York Stock Exchange on July 24, 2023.

(3)	Consists of an additional 17,000,000 shares of Common Stock that may become issuable in respect of awards to be granted under the Plan.